Exhibit 99.1

Contact:

Tracy	J. Henrikson
Executive	Director, Corporate Communications
Orchid	Cellmark Inc.
(609)	750-2221

ORCHID CELLMARK ANNOUNCES FURTHER DELAY IN FILING OF ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR ENDED DECEMBER 31, 2005

PRINCETON, N.J., March 31, 2006 – Orchid Cellmark Inc. (Nasdaq: ORCH), a leading worldwide provider of identity DNA testing services, today announced that it will not file its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 with the Securities and Exchange Commission by March 31, 2006. The company had filed a Form 12b-25 (Notification of Late Filing) with the SEC on March 16, 2006 seeking a 15-day extension to file its Annual Report on Form 10-K, which was originally due on March 16, 2006.

Orchid Cellmark is unable to file its Annual Report on Form 10-K for fiscal year 2005 by the extended deadline of March 31, 2006 due to a delay it is experiencing in the completion of the audit of its 2005 consolidated financial statements and the amount of internal and external audit work needed to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Due to this delay, the company’s fourth quarter and full year 2005 financial results have not yet been announced. The company and its auditors are working diligently to complete the audit and the company intends to announce its fourth quarter and full year 2005 financial results and file its Annual Report on Form 10-K with the SEC at the earliest possible date.

About Orchid Cellmark

Orchid Cellmark is a leading provider of identity DNA testing services for the human identity and agriculture markets. In the human identity area, the company provides DNA testing services for forensic, family relationship and security applications. In the agriculture field, Orchid Cellmark provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these segments reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark brand that has been associated with exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchid.com.

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